EXHIBIT 14
                                                                      ----------



                             PRIMEWEST ENERGY TRUST

                            NOTICE OF ANNUAL GENERAL
                       AND SPECIAL MEETING OF UNITHOLDERS

         Take notice that the annual general and special meeting (the "Meeting") of the holders (the "Unitholders") of trust units (the "Trust Units") of PrimeWest Energy Trust (the "Trust") will be held at the Metropolitan Centre, 333 - 4th Avenue S.W., Calgary, Alberta on Tuesday, May 21, 2002 at 3:00 p.m. (Calgary time) for the following purposes:

1. to receive the consolidated financial statements of the Trust for the year ended December 31, 2001 and the auditors' report thereon;

2. to consider the nominees of the Trust standing for election as directors of PrimeWest Energy Inc. ("PrimeWest") and to direct Computershare Trust Company of Canada (the "Trustee") to cause the election of such nominees as directors of PrimeWest;

3. to appoint PricewaterhouseCoopers LLP as auditors of the Trust and PrimeWest, at a remuneration to be fixed by PrimeWest Management Inc. and approved by the board of directors of PrimeWest;

4. to reappoint the Trustee as the trustee of the Trust to hold office until the third annual meeting following the Meeting at a remuneration to be determined by the board of directors of PrimeWest;

5.       to reconfirm the unitholder rights plan of the Trust;

6. to consider, and if thought fit, approve a special resolution permitting the Trustee to consolidate Trust Units at the direction of the board of directors of PrimeWest, provided that such consolidation has been determined to be advisable in conjunction with a New York Stock Exchange listing and the consolidation ratio does not exceed 4:1; and

7. to transact any other business which may properly come before the Meeting.

Calgary, April 23, 2002                      By order of the Board of Directors
                                             of PrimeWest Energy Inc., the duly
                                             appointed attorney for PrimeWest
                                             Energy Trust


                                             /s/ Kent J. MacIntyre
                                             ----------------------------------
                                             Name:  Kent J. MacIntyre
                                             Title: Chief Executive Officer


         The specific details of the matters proposed to be put before the Meeting are set forth in the Management Proxy Circular accompanying this notice.

         UNITHOLDERS OF THE TRUST WHO ARE UNABLE TO ATTEND THE MEETING IN PERSON ARE REQUESTED TO DATE AND SIGN THE ENCLOSED FORM OF PROXY AND TO MAIL IT TO COMPUTERSHARE TRUST COMPANY OF CANADA, P.O. BOX 1542, STATION B, MONTREAL, QUEBEC, H3B 3L2 (OR COURIER OR HAND DELIVER IT TO 600, 530 - 8TH AVENUE S.W., CALGARY, ALBERTA, T2P 3S8). IN ORDER TO BE VALID AND ACTED UPON AT THE MEETING, FORMS OF PROXY MUST BE RECEIVED NO LATER THAN 24 HOURS BEFORE THE TIME FOR HOLDING THE MEETING OR ANY ADJOURNMENT THEREOF OR BE DEPOSITED WITH THE CHAIRMAN OF THE MEETING PRIOR TO ITS COMMENCEMENT.

         UNITHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON APRIL 5, 2002, WILL BE ENTITLED TO RECEIVE NOTICE OF, AND TO ATTEND AND VOTE AT, THE MEETING, UNLESS THE UNITHOLDER HAS TRANSFERRED ANY TRUST UNITS SUBSEQUENT TO THAT DATE AND THE TRANSFEREE UNITHOLDER, NOT LATER THAN 10 DAYS BEFORE THE MEETING, HAS

ESTABLISHED HIS OWNERSHIP OF THE TRUST UNITS AND DEMANDS HIS NAME TO BE INCLUDED ON THE LIST OF UNITHOLDERS, IN WHICH EVENT SUCH TRANSFEREE WILL BE ENTITLED TO VOTE AT THE MEETING.

         HOLDERS OF CLASS A EXCHANGEABLE SHARES IN THE CAPITAL OF PRIMEWEST WHICH ARE EXCHANGEABLE INTO TRUST UNITS ("CLASS A EXCHANGEABLE SHARES") MAY VOTE BY SIGNING THE ENCLOSED FORM OF VOTING INSTRUCTION FORM AND REMITTING IT TO COMPUTERSHARE TRUST COMPANY OF CANADA, P.O. BOX 1542, STATION B, MONTREAL, QUEBEC, H3B 3L2 (OR COURIER OR HAND DELIVER IT TO 600, 530 - 8TH AVENUE S.W., CALGARY, ALBERTA, T2P 3S8). IN ORDER TO BE VALID AND ACTED UPON AT THE MEETING, THE VOTING INSTRUCTION FORM MUST BE RECEIVED NO LATER THAN 5:00 P.M EASTERN STANDARD TIME ON MAY 17, 2002.

         HOLDERS OF CLASS A EXCHANGEABLE SHARES OF RECORD AT THE CLOSE OF BUSINESS ON APRIL 5, 2002 WILL BE ENTITLED TO RECEIVE NOTICE OF AND TO ATTEND THE MEETING AND TO VOTE BY WAY OF THE ENCLOSED VOTING INSTRUCTION FORM ON MATTERS TO COME BEFORE THE MEETING.

                             PRIMEWEST ENERGY TRUST
                           4700, 150 - 6TH AVENUE S.W.
                                CALGARY, ALBERTA
                                     T2P 3Y7

                            MANAGEMENT PROXY CIRCULAR

                            GENERAL PROXY INFORMATION

SOLICITATION OF PROXY

         THIS MANAGEMENT PROXY CIRCULAR IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES ON BEHALF OF COMPUTERSHARE TRUST COMPANY OF CANADA (THE "TRUSTEE") BY PRIMEWEST MANAGEMENT INC. (THE "MANAGER"), THE MANAGER OF PRIMEWEST ENERGY INC. ("PRIMEWEST") AND PRIMEWEST ENERGY TRUST (THE "TRUST") PURSUANT TO THE TERMS OF THE AMENDED AND RESTATED PRIMEWEST MANAGEMENT AGREEMENT DATED JANUARY 1, 2002 (THE "MANAGEMENT AGREEMENT"), FOR USE AT THE ANNUAL GENERAL AND SPECIAL MEETING (THE "MEETING") OF THE HOLDERS (THE "UNITHOLDERS") OF TRUST UNITS ("TRUST UNITS") OF THE TRUST TO BE HELD AT THE TIME AND PLACE AND FOR THE PURPOSES SET FORTH IN THE NOTICE OF ANNUAL GENERAL AND SPECIAL MEETING OF UNITHOLDERS. The Manager will be reimbursed by the Trust for costs of solicitation. In addition to the use of mail, proxies may be solicited by personal interviews, telephone, or facsimile by directors and officers of PrimeWest, without special compensation. Information contained herein is given as of the date hereof unless otherwise specifically stated.

         For the purpose of this Management Proxy Circular, unless the context otherwise requires, capitalized terms shall have the meanings ascribed to such terms in the declaration of trust (the "DECLARATION OF TRUST") dated as of the 2nd day of August, 1996 and restated as of October 26, 2001 between PrimeWest and the Trustee. A copy of the Declaration of Trust is available to Unitholders from the head office of the Trust on demand and upon payment of reasonable reproduction costs.

APPOINTMENT OF PROXIES

         Unitholders who wish to vote their Trust Units should complete and remit by regular mail the attached form of proxy to Computershare Trust Company of Canada, P.O. Box 1542, Station B, Montreal, Quebec H3B 3L2 (or by courier or hand delivery to 600, 530 - 8th Avenue S.W., Calgary, Alberta T2P 3S8), not less than 24 hours before the time for the holding of the Meeting or any adjournment thereof or with the Chairman of the Meeting prior to the commencement thereof. By a resolution of the directors of PrimeWest, the record date for the Meeting has been established as the close of business on April 5, 2002 (the "RECORD DATE"). Only Unitholders of record as at the Record Date are entitled to receive notice of, and to vote at, the Meeting, subject to the following. In the event a Unitholder of record transfers his Trust Units and the transferee, upon producing properly endorsed certificates evidencing such Trust Units or otherwise establishing that he owns such Trust Units, requests no later than 10 days before the Meeting that the transferee be included in the list of Unitholders entitled to vote, such transferee shall be entitled to vote such Trust Units at the Meeting.

         The document appointing a proxy shall be in writing and shall be executed by the Unitholder or his attorney authorized in writing or, if the Unitholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized.

         THE PERSONS NAMED IN THE ENCLOSED FORM OF PROXY ARE DIRECTORS OR OFFICERS OF PRIMEWEST. A UNITHOLDER SUBMITTING A FORM OF PROXY HAS THE RIGHT TO APPOINT A PERSON TO REPRESENT HIM AT THE MEETING (WHO NEED NOT BE A UNITHOLDER) OTHER THAN THE PERSON OR PERSONS DESIGNATED IN THE FORM OF PROXY FURNISHED ON BEHALF OF THE TRUSTEE. TO EXERCISE SUCH RIGHT, THE NAMES OF THE PERSONS DESIGNATED BY THE MANAGER SHOULD BE CROSSED OUT AND THE NAME OF THE UNITHOLDER'S APPOINTEE SHOULD BE LEGIBLY PRINTED IN THE BLANK SPACE PROVIDED.

REVOCABILITY OF PROXY

         A Unitholder who has submitted a form of proxy as directed hereunder may revoke it at any time prior to the exercise thereof. If a person who has given a proxy attends personally at the Meeting at which such proxy is to be voted, such person may revoke the proxy and vote in person. In addition to the revocation in any other manner permitted by law, a proxy may be revoked by instrument in writing executed by the Unitholder or his attorney or authorized agent and deposited either at the registered office of the Trustee at any time up to and including the last business day preceding the date of the Meeting, or any adjournment thereof or with the Chairman of the Meeting on the day of the Meeting or any adjournment thereof, and upon either of such deposits, the proxy is revoked.

EXERCISE OF DISCRETION BY PROXY

         The Trust Units represented by proxy in favour of the listed nominees will be voted on any ballot at the Meeting and, where the Unitholder specifies a choice with respect to any matter to be acted upon, such Trust Units shall be voted on any ballot in accordance with the specification so made. IN THE ABSENCE OF SUCH SPECIFICATION, TRUST UNITS WILL BE VOTED TO GRANT THE TRUSTEE APPROVAL TO DIRECT THE MANAGER TO VOTE COMMON SHARES OF PRIMEWEST IN FAVOUR OF THE PROPOSED RESOLUTIONS OF PRIMEWEST AND TO VOTE IN FAVOUR OF THE PROPOSED RESOLUTIONS OF THE UNITHOLDERS. THE PERSONS APPOINTED UNDER THE FORM OF PROXY FURNISHED ON BEHALF OF THE TRUST BY THE MANAGER ARE CONFERRED WITH DISCRETIONARY AUTHORITY WITH RESPECT TO AMENDMENTS OR VARIATIONS OF THOSE MATTERS SPECIFIED IN THE PROXY AND NOTICE OF MEETING AND AS TO OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING. AT THE TIME OF MAILING OF THIS MANAGEMENT PROXY CIRCULAR, NONE OF THE TRUSTEE, MANAGEMENT OF PRIMEWEST AND THE MANAGER KNOW OF ANY SUCH AMENDMENT, VARIATION OR OTHER MATTER.

RIGHTS OF HOLDERS OF CLASS A EXCHANGEABLE SHARES OF PRIMEWEST ENERGY INC.

         In accordance with the Amended and Restated Class A Exchangeable Shares Voting and Exchange Trust Agreement dated January 1, 2002 among the Trust, PrimeWest and Computershare Trust Company of Canada ("COMPUTERSHARE"), the Trust has issued a special voting unit (the "SPECIAL VOTING UNIT") to Computershare, for the benefit of the holders (other than the Trust and PrimeWest) of the non-voting class A exchangeable shares of PrimeWest (the "CLASS A EXCHANGEABLE SHARES"). The Special Voting Unit carries a number of votes exercisable at the Meeting equal to the number of PrimeWest Units (rounded down to the nearest whole number) into which the Class A Exchangeable Shares are exchangeable on the Record Date.

         Each holder of a Class A Exchangeable Share on the Record Date is entitled to direct Computershare to exercise that number of votes attached to the Special Voting Unit equal to the number of PrimeWest Units (rounded down to the nearest whole number) into which the Class A Exchangeable Share of such holder is exchangeable. Alternatively, such holder is entitled to direct Computershare to give a proxy to such holder or his designee to exercise personally such votes or to give a proxy to a designated agent or other representative of the management of the Trust or PrimeWest to exercise such votes. Computershare will exercise each vote attached to the Special Voting Unit only as directed by the holder and, in the absence of instructions from a holder as to voting, will not exercise such votes.

         Computershare has sent the notice of the Meeting to the holders of the Class A Exchangeable Shares, together with the related meeting materials and a statement as to the manner in which the holder may instruct Computershare to exercise the votes attaching to the Special Voting Unit. Such instructions may be delivered by regular mail to Computershare Trust Company of Canada, P.O. Box 1542, Station B, Montreal, Quebec, H3B 3L2 (or by courier or hand delivery to 600, 530 - 8th Avenue S.W., Calgary, Alberta, T2P 3S8). In order to be valid such instructions must be received by Computershare not later than 3:00 p.m. (Calgary time) on Friday, May 17, 2002.

         A holder of Class A Exchangeable Shares who has submitted instructions to Computershare with respect to the exercise of votes attached to the Special Voting Unit may revoke it at any time prior to the exercise thereof. In addition to the revocation in any other manner permitted by law, a direction to Computershare may be revoked by instrument in writing executed by the holder of the Class A Exchangeable Share or his attorney or authorized agent and deposited with Computershare Trust Company of Canada at any time up to 3:00 p.m. (Calgary time) on Friday, May 17, 2002, and upon such deposit, the direction is revoked.


                    SECURITIES AND PRINCIPAL HOLDERS THEREOF

TRUST UNITS

         The Trust is an open-end investment trust the sole purpose of which is the investing of its funds in oil and gas production and reserves and issuing Trust Units to the public. The sole beneficiaries of the Trust are the holders of the Trust Units. As at March 15, 2002, the Trust had 127,299,909 issued and outstanding Trust Units. Pursuant to the terms of the Declaration of Trust, Unitholders of record are entitled to notice of and to attend at the Meeting, in person or by proxy, and to one vote per Trust Unit held on any ballot thereat.

COMMON SHARES OF PRIMEWEST

         PrimeWest, the primary operating entity for the Trust, presently has 8,900,000 issued and outstanding class A common shares ("CLASS A COMMON SHARES") and 1,100,000 issued and outstanding class B common shares ("CLASS B COMMON SHARES") to which are attached voting rights. All of the Class A Common Shares are owned by the Trust and all of the Class B Common Shares are owned by the Manager. Both the Trust and the Manager, pursuant to the terms of the Amended and Restated Unanimous Shareholder Agreement dated as of January 1, 2002 (the "UNANIMOUS SHAREHOLDER AGREEMENT"), is, except as specifically set forth therein, obligated to exercise the voting rights attached to the Class A Common Shares and Class B Common Shares, respectively, in the manner directed by resolution of the Unitholders.

CLASS A EXCHANGEABLE SHARES AND CLASS B EXCHANGEABLE SHARES OF PRIMEWEST ENERGY INC.

         In connection with the acquisition of Cypress Energy Inc. ("CYPRESS"), PrimeWest Oil and Gas Corp. ("OIL AND GAS"), a subsidiary of the Trust, issued exchangeable shares ("OIL AND GAS EXCHANGEABLE SHARES") to former shareholders of Cypress entitling the holders thereof to acquire a certain number of Trust Units. Similarly, in connection with the acquisition of Venator Petroleum Company Ltd. ("VENATOR"), PrimeWest Resources Ltd. ("RESOURCES"), a subsidiary of PrimeWest, issued exchangeable shares ("RESOURCES EXCHANGEABLE SHARES") to former shareholders of Venator entitling the holders thereof to acquire a certain number of Trust Units.

         At the special meeting of Unitholders held on December 12, 2001, Unitholders resolved to amalgamate PrimeWest, Resources, Oil and Gas and PrimeWest Royalty Corp. (the "AMALGAMATION") and to amend and restate the material contracts of the Trust and PrimeWest in order to ensure that the rights and obligations of the Trust, PrimeWest and the Manager would not be materially altered by the Amalgamation.

         As a result of the Amalgamation, each holder of Oil and Gas Exchangeable Shares received one Class A Exchangeable Share for each Oil and Gas Exchangeable Share held and each holder of Resources Exchangeable Shares received one non-voting class B exchangeable share of PrimeWest (a "CLASS B EXCHANGEABLE SHARE") for each Resources Exchangeable Share held. Both the Class A Exchangeable Shares and Class B Exchangeable Shares have the right to be exchanged into Trust Units.

         As at March 15, 2002, PrimeWest had 3,318,138 issued and outstanding Class A Exchangeable Shares exchangeable in the aggregate into 4,282,587 Trust Units and 650,546 issued and outstanding Class B Exchangeable Shares exchangeable in the aggregate into 918,792 Trust Units.

PRINCIPAL HOLDERS OF TRUST UNITS

         To the best of the knowledge of the directors and officers of PrimeWest, no person or company beneficially owns directly or indirectly, or exercises control or direction over Trust Units carrying more than ten percent (10%) of the votes attached to all of the issued and outstanding Trust Units of the Trust.

                     MATTERS TO BE CONSIDERED AT THE MEETING

1.       FINANCIAL STATEMENTS

         At the Meeting, the consolidated financial statements of the Trust for the year ended December 31, 2001 and the auditors' report thereon will be presented. These financial statements are included in the 2001 Annual Report of the Trust.

2.       ELECTION OF DIRECTORS

         PrimeWest has a board of directors (the "BOARD OF DIRECTORS") currently consisting of five members, four of whom were nominated by the Trust and one of whom was nominated by the Manager.

NOMINEES OF THE TRUST

         The following persons (the "INDEPENDENT DIRECTORS") are proposed by the Manager on behalf of the Trustee as the Trust's nominees for election as directors of PrimeWest to serve until the next annual meeting of Unitholders or until their successors are duly elected or appointed. If any vacancies occur in the slate of such nominees because any nominee is unable to serve or will not serve, the discretionary authority conferred by the proxies appointing management nominees will be exercised to grant approval to the Trustee to cause the Manager to vote for the election of any other person or persons nominated by the Trustee. The names of the nominees for election as directors, their municipalities of residence, principal occupations, year in which each became a director of PrimeWest and numbers of Trust Units beneficially owned or over which control or direction is exercised by such persons, as at March 31, 2002, are as follows:

                                              DIRECTOR OF                             TRUST UNITS BENEFICIALLY OWNED OR
NAME AND PRESENT PRINCIPAL                     PRIMEWEST        MUNICIPALITY OF      OVER WHICH CONTROL OR DISCRETION IS
OCCUPATION OR EMPLOYMENT                         SINCE             RESIDENCE            EXERCISED AS AT MARCH 31, 2002
-----------------------------------------     -----------       ---------------      -----------------------------------
HAROLD P. MILAVSKY                                1996          Calgary, Alberta                    65,608
Chairman
Quantico Capital Corp.
BARRY E. EMES                                     1996          Calgary, Alberta                    9,000
Partner
Stikeman Elliott
HAROLD N. KVISLE                                  1996          Calgary, Alberta                    17,900
President
TransCanada Pipelines Limited
MICHAEL W. O'BRIEN                                2000          Canmore, Alberta                    5,000
Executive Vice President, Corporate
Development and Chief Financial Officer
Suncor Energy Inc.

         Each of the foregoing persons has been engaged in the occupation set forth above or similar occupations with the same employer for the five preceding years, other than Mr. Kvisle who prior to May, 2001 was Senior Vice President, Energy Operations of TransCanada Pipelines Limited (October 1999 to May 2001) and prior to October, 1999 was President of Fletcher Challenge Energy Canada Inc. Prior to December, 1999, Mr. O'Brien was Executive Vice-President of Sunoco Inc., a wholly-owned subsidiary of Suncor Energy Inc. On November 20, 2001, Suncor Energy Inc. issued a news release indicating that Mr. O'Brien had announced plans to retire from Suncor Energy Inc. effective June 30, 2002.

NOMINEES OF THE MANAGER

         The Manager has advised that the following person is the nominee of the Manager proposed for election as a director of PrimeWest:

                                              DIRECTOR OF                             TRUST UNITS BENEFICIALLY OWNED OR
NAME AND PRESENT PRINCIPAL                     PRIMEWEST        MUNICIPALITY OF      OVER WHICH CONTROL OR DISCRETION IS
OCCUPATION OR EMPLOYMENT                         SINCE             RESIDENCE            EXERCISED AS AT MARCH 31, 2002
-----------------------------------------     -----------       ---------------      -----------------------------------
KENT J. MACINTYRE                             1996          Calgary, Alberta                  1,143,354(1)
Chief Executive Officer
PrimeWest Energy Inc.

NOTES:

(1) 240,978 Trust Units are held directly by Mr. MacIntyre while the remainder are held indirectly by Canadian Income Fund Group Inc., a corporation wholly-owned by Mr. MacIntyre.

         Mr. MacIntyre has been engaged in the occupation set forth above for the five preceding years.

3.       APPOINTMENT OF AUDITORS

         Unless it is specified in a proxy that the Unitholder withholds approval for the Trustee to cause the appointment of PricewaterhouseCoopers LLP ("PWC") as auditors of PrimeWest and the Trust, the persons named in the enclosed form of proxy intend to grant approval to the Trustee to cause the appointment of PWC as auditors of PrimeWest and the Trust, to hold office until the next annual meeting of Unitholders following the Meeting, with remuneration to be determined by the Manager and approved by the Board of Directors. PWC was initially appointed as the auditors of PrimeWest and the Trust upon the creation of the Trust and have audited the consolidated comparative financial statements as at and for the years ended December 31, 1997 through 2001 and the consolidated financial statements as at December 31, 1996 and for the period from August 2, 1996, the date of the Declaration of Trust, to December 31, 1996. Fees paid to PWC during 2001 totalled $418,000, of which $78,000 pertained to consulting matters.

         Representatives of PWC will be present at the Meeting and will have the opportunity to make a statement and to respond to appropriate questions.

4.       REAPPOINTMENT OF TRUSTEE

         The Declaration of Trust provides that the trustee of the Trust appointed thereunder is to serve for an initial term of office which is to expire at the conclusion of the sixth annual meeting of Unitholders. The Meeting represents the sixth annual meeting of Unitholders and therefore the Declaration of Trust mandates a decision by Unitholders to reappoint, or to appoint a successor to, the Trustee at the Meeting.

         The Board of Directors have approved and recommend to the Unitholders for approval by them at the Meeting, an ordinary resolution approving the reappointment of Computershare

Trust Company of Canada as trustee of the Trust to hold office until the conclusion of the third annual meeting of Unitholders following the Meeting, unless earlier removed and a successor appointed, at a remuneration to be determined by the Manager and approved by the Board of Directors.

5.       AMENDMENT AND RECONFIRMATION OF UNITHOLDER RIGHTS PLAN

         Unitholders will be asked at the Meeting to consider and, if deemed advisable, to approve, by a simple majority of votes cast at the Meeting, a resolution, the text of which is set forth in Appendix "A" to this Management Proxy Circular (the "RIGHTS PLAN RESOLUTION"), to reconfirm and approve the Unitholder Rights Plan of the Trust which is embodied in the Unitholder Rights Plan Agreement dated as of March 31, 1999 between the Trust and The Trust Company of Bank of Montreal, as rights agent, as amended and restated as of April 5, 2002, between the Trust and Computershare Trust Company of Canada (the "RIGHTS PLAN"). According to the terms of the Rights Plan, Unitholder approval must be sought for the continuance of the Rights Plan at every third annual meeting of Shareholders after the initial approval on May 18, 1999. The Rights Plan was amended on April 5, 2002 to conform its provisions to versions of rights plans now prevalent for public corporations in Canada. These amendments will only come into effect upon the Unitholders approving the Rights Plan Resolution. If the Rights Plan Resolution is not approved, the Rights Plan will terminate and be of no further force and effect.

         THE BOARD OF DIRECTORS HAS DETERMINED THAT THE RIGHTS PLAN CONTINUES TO BE IN THE BEST INTERESTS OF THE TRUST AND ITS UNITHOLDERS AND RECOMMENDS THAT UNITHOLDERS VOTE IN FAVOUR OF THE RIGHTS PLAN RESOLUTION. IN THE ABSENCE OF A CONTRARY INSTRUCTION, THE PERSONS NAMED IN THE ENCLOSED FORM OF PROXY INTEND TO VOTE IN FAVOUR OF PASSING THE RIGHTS PLAN RESOLUTION.

         Under the Rights Plan, unit purchase rights ("RIGHTS") were issued to holders of Trust Units of the Trust at the rate of one Right for each Trust Unit outstanding as at 11:59 p.m. (Calgary time) on April 5, 2002 (the "RECORD TIME"). In addition, one Right will be issued with each new Trust Unit issued after the Record Time and prior to the earlier of the Separation Time and the redemption or expiration of the Rights. The Rights Plan became effective on the Record Time and will continue in effect only if it is confirmed by simple majority of the votes cast by holders of Trust Units of the Trust at the Meeting.

BACKGROUND TO THE RIGHTS PLAN

         The experience of both the business and legal communities under Canadian securities laws demonstrates that such laws may not adequately protect Unitholders in the event that a bidder desires to obtain control of the Trust.

         The objectives of the Rights Plan are to ensure that, in the event of a take-over bid or other control transaction for Trust Units of the Trust, all Unitholders will receive full and fair value for their units and will not be subject to abusive or coercive takeover strategies and that the Board of Directors, on behalf of the Trust and all of its Unitholders, will have the time and opportunity to evaluate the bid and its effects, to seek out alternative bidders and to explore, develop and evaluate other ways of maximizing Unitholder value. Under the Rights Plan, a bidder is encouraged either to make a Permitted Bid (as defined in the Rights Plan), without approval of the Board of Directors, having terms and conditions designed to promote fairness and meet the foregoing objectives, or, to negotiate the terms of a bid with the Board of Directors.

         In considering whether to adopt the Rights Plan, the Board of Directors considered the current legislative framework in Canada governing take-over bids, developments in the terms of Unitholder and shareholder rights plans over the past number of years and the actual experiences in hostile take-over bids in Canada which have taken place over the past number of years for target Trusts having Unitholder rights plans. The Rights Plan was not adopted by the Trust in response to, or in anticipation of, any acquisition proposal, and is not intended to prevent a take-over bid being made for the Trust or to secure continuance of management or the directors in office.

         The Board of Directors has concluded that existing securities laws in Canada do not adequately protect the rights of Unitholders during take-over bids.

OPERATION OF THE RIGHTS PLAN - OVERVIEW

         In general terms, if a person acquires twenty percent (20%) or more of the Trust Units (an "ACQUIRING PERSON") other than by way of a Permitted Bid, a Competing Bid (each as discussed below and defined in the Rights Plan) or a transaction otherwise approved by the Board of Directors, holders of Rights other than the Acquiring Person may acquire Trust Units at a significant discount to the then prevailing market prices. Accordingly, in such a case, the Rights will cause substantial dilution to an Acquiring Person who becomes an Acquiring Person other than through a Permitted Bid, a Competing Bid or on terms approved by the Board of Directors. The Rights Plan, through its dilutive aspects, is intended to discourage a potential acquiror from undertaking "creeping acquisitions" or buying a large block of shares from a select group of Unitholders through "private agreement transactions". Because of the Permitted Bid and Competing Bid feature of the Rights Plan, a bidder does not have to negotiate with the Board of Directors, but is entitled to have the Unitholders determine whether to accept the bidder's offer.

         While the Rights Plan is intended to regulate certain aspects of offers to acquire Trust Units (or securities convertible into or exchangeable for Trust Units), which together with the Trust Units already owned by the offeror, constitute in the aggregate twenty percent (20%) or more of the Trust Units (a "TAKE-OVER BID"), it is not intended to deter a BONA FIDE attempt to acquire control of the Trust if the offer is made fairly. The adoption of the Rights Plan does not detract in any way from or lessen the duties imposed upon the Board of Directors at law to act honestly and in good faith with a view to the best interests of the Trust and its Unitholders in considering any Take-over Bid made for the Trust Units. The Rights Plan states that nothing contained therein shall be construed to suggest or imply that the Board of Directors shall not be entitled to recommend that holders of Trust Units reject or accept any Take-over Bid or take any other action with respect to any Take-over Bid or otherwise that the Board of Directors believes is necessary or appropriate in the exercise of its fiduciary duties.

         The Rights Plan will also not prevent any Unitholder from utilizing the proxy mechanism set out in the Declaration of Trust to propose a change in the terms of the Trust, including the right to submit to the Trust a proposal to be included in the information circular and the right of holders of not less than twenty percent (20%) of the Trust Units of the Trust to requisition the trustee of the Trust to call a meeting of Unitholders for the purposes stated in the requisition.

         Issuance of the Rights will not alter in any way the financial condition of the Trust and will not interfere with the day-to-day operations of the Trust or its business plans. The issuance of the Rights is not dilutive and will not affect the Trust's distributions per unit nor will it change the way in which Unitholders currently trade Trust Units.

TERMS OF THE RIGHTS PLAN

         The following is a summary of the terms of the Rights Plan, which is qualified in its entirety by reference to the text of the Rights Plan. A Unitholder or any other interested party may obtain a copy of the Rights Plan by writing to or calling PrimeWest Energy Inc., Attention: Investor Relations, Suite 4700, 150 - 6th Avenue S.W., Calgary, Alberta, T2P 3Y7, telephone (403) 234-6600.

TRADING OF RIGHTS

         Rights issued prior to the Separation Time will be evidenced, with respect to any Trust Unit certificate outstanding as of the Record Time, by such Trust Unit certificate. The Rights Plan provides that, until the Separation Time, the Rights will be transferable only together with, and will be transferred by, a transfer of the associated Trust Units. Until the Separation Time or earlier redemption or expiration of the Rights, new Trust Unit certificates issued after the Record Time upon the transfer of existing Trust Units or the issuance of additional Trust Units will contain a legend incorporating the Rights Plan by reference.

SEPARATION TIME

         The Rights will separate and trade separately from the Trust Units after the Separation Time. Following the Separation Time, separate certificates evidencing the Rights ("RIGHTS CERTIFICATES") will be mailed to holders of record of Trust Units as of the close of business on the Separation Time, and each separate Rights Certificate alone will evidence the Rights.

         The "Separation Time" is the close of business on the tenth trading day following the earlier of (i) the date (the "TRUST UNIT ACQUISITION DATE") of the first public announcement made by the Trust or an Acquiring Person that a person has become an Acquiring Person, and (ii) the date of the commencement of, or first public announcement of the intent of any person (other than the Trust or any subsidiary of the Trust), to commence a Take-over Bid (other than a Permitted Bid or Competing Bid).

         If any Take-over Bid triggering the Separation Time expires or is cancelled, terminated or otherwise withdrawn prior to the Separation Time or if the Board of Directors determines to waive application of the Rights Plan to any such Take-over Bid, then such bid shall be deemed, for the purposes of determining the Separation Time, never to have been made.

EXERCISE PRICE OF RIGHTS

         After the Separation Time and prior to the occurrence of a Flip-in Event, each Right entitles the registered holder to purchase from the Trust one Trust Unit at an exercise price of $100.00 per Trust Unit, subject to certain antidilution adjustments as set out in the Rights Plan and summarized below under "Protection Against Dilution" (the "EXERCISE PRICE").

PROTECTION AGAINST DILUTION

         The Exercise Price, the number and nature of securities which may be purchased upon the exercise of the Rights and the number of Rights outstanding are subject to adjustment from time to time to prevent dilution upon certain changes to the share capital of the Trust. Under the Rights Plan, anti-dilution adjustment provisions are applicable (i) in the event of a Trust Unit distribution on, or a subdivision, combination or reclassification of, the Trust Units, (ii) upon the grant to holders of Trust Units of certain rights, options or warrants to subscribe for Trust Units or convertible securities, or (iii) upon distribution to holders of Trust Units of evidence of indebtedness, cash (excluding regular periodic cash distributions or a regular periodic cash distributions paid in Trust Units), assets, or subscription rights, options or warrants (other than those referred to in clause (ii) above). The adjustment provisions are designed to ensure that the number of Trust Units which may be purchased upon the exercise of Rights and payment of the Exercise Price remains proportionally constant and are not subject to any dilution which may result from changes to the share capital of the Trust.

FLIP-IN EVENT

         A "Flip-in Event" is triggered in the event that a transaction occurs pursuant to which a person becomes an Acquiring Person. Upon the occurrence of a Flip-in Event, the Trust must take such action as necessary to ensure that each Right (except for Rights Beneficially Owned by the persons specified below) shall thereafter constitute the right to purchase from the Trust upon exercise thereof in accordance with the terms of the Rights Plan that number of Trust Units having an aggregate Market Price (as defined in the Rights Plan) on the date of the consummation or occurrence of such Flip-in Event equal to twice the Exercise Price, for an amount in cash equal to the Exercise Price. By way of example, if at the time of such announcement the Exercise Price is $100.00 and the Trust Units have a Market Price of $6.25 per Trust Unit, the holder of each Right would be entitled to purchase that number of Trust Units that have in the aggregate a Market Price of $200.00 (i.e. 32 Trust Units) for a price of $100.00, that is, at a fifty percent (50%) discount.

         The Rights Plan provides that Rights that are Beneficially Owned (as defined in the Rights Plan) by (i) an Acquiring Person or any Affiliate or Associate (as each is defined in the Rights Plan) of an Acquiring Person, or, any person acting jointly or in concert with an Acquiring Person or any Affiliate or Associate of such Acquiring Person, or, any Affiliate or Associate of such person so acting jointly or in concert, or (ii) a transferee or other successor in title of Rights of an Acquiring Person (or an Affiliate or Associate of an Acquiring Person) or of any person acting jointly or in concert with an Acquiring Person or any Associate or Affiliate of an Acquiring Person who becomes a transferee or successor in title concurrently with or subsequent to the Acquiring Person becoming such, shall become null and void without any further action and any holder of such Rights (including transferees or successors in title) shall not have any rights whatsoever to exercise such Rights under any provision of the Rights Plan or otherwise.

ACQUIRING PERSON

         An Acquiring Person is a person who Beneficially Owns twenty percent (20%) or more of the Trust Units.

         An Acquiring Person does not, however, include the Trust or any Subsidiary (as defined in the Rights Plan) of the Trust or any person who becomes the Beneficial Owner of twenty percent (20%) or more of the outstanding Trust Units as a result of certain exempt transactions. Exempt transactions include (i) specified Trust acquisitions, (ii) acquisitions pursuant to a Permitted Bid or Competing Bid, (iii) specified Trust distributions, (iv) convertible security acquisitions, and (v) certain other specified exempt acquisitions (including acquisitions of up to or greater than twenty percent (20%) of the outstanding Trust Units made on or prior to the Record Time; provided, however, that such a person becomes an Acquiring Person upon becoming the Beneficial Owner of an additional one percent (1%) of the currently outstanding Trust Units (other than pursuant to an exempt transaction)).

PERMITTED BIDS AND COMPETING BIDS

         A "Permitted Bid" is a Take-over Bid made by take-over bid circular in compliance with the following additional provisions:

(1)      the Take-over Bid must be made to all holders of record of Trust Units;

(2) the Take-over Bid must be open for a minimum of 45 days following the date of the Take-over Bid and no Trust Units may be taken up or paid for prior to such time;

(3) take-up and payment for Trust Units may not occur unless the bid is accepted by persons holding more than fifty percent (50%) of the outstanding Trust Units exclusive of units held by the Acquiring Person or any person who has announced an intention to make, or who has made, a Take-over Bid for the Trust Units and the respective Affiliates and Associates of such persons and persons acting jointly or in concert with such persons;

(4) Trust Units may be deposited into or withdrawn from the Take-over Bid at any time prior to the take-up date; and

(5) if the Take-over Bid is accepted by the requisite percentage specified in (3) above, the bidder must extend the bid for a period of not less than 10 Business Days to allow other Unitholders to tender into the Take-over Bid should they so wish and must make a public announcement to such effect.

         A "Competing Bid" is a Take-over Bid that satisfies all the criteria of a Permitted Bid except that since it is made after a Permitted Bid has been made, the minimum deposit period and the time period for the take-up of and payment for Trust Units tendered under a Competing Bid is not 45 days, but is instead the greater of 21 days and the earliest date for take-up and payment of Trust Units under any other Permitted Bid then in existence.

         Neither a Permitted Bid nor a Competing Bid need be approved by the Board of Directors and may be taken directly to the Unitholders of the Trust. Acquisitions of Trust Units made pursuant to a Permitted Bid or a Competing Bid do not give rise to a Flip-in-Event.

PARTIAL BIDS

         Like most current generation rights plans, the Rights Plan has a two-step tender process under which a Take-over Bid must be extended for 10 days after all of the conditions have been met in order to allow Unitholders who have not tendered on the first expiry date to tender once it appears the Take-over Bid will succeed. This two-step process was implemented in order to alleviate the coercive nature of Take-over Bids. However, in the case of partial Take-over Bids, this two-step process may require a bidder who intends to make a permitted partial Take-over Bid to apply for exemptive relief from certain provisions of applicable Canadian securities laws.

PERMITTED LOCK-UP AGREEMENTS

         Many older rights plans are triggered by "lock-up" agreements. This would have the effect of making it more difficult for a potential bidder because it could not assure itself of any support for its offer before a Take-over Bid is made. It is possible that a prohibition against lock-ups would deter a potential bidder from attempting a take-over that is fair to Unitholders and maximizes Unitholder value.

         The Rights Plan does not prohibit lock-up agreements entirely but requires that they provide that the selling Unitholder be permitted to tender into a "clearly" better offer or other competing transaction (i.e. one that meets the threshold tests in the Rights Plan).

         To be a permitted lock-up agreement, the agreement must allow the signing Unitholders to withdraw their Trust Units and to deposit or tender into a competing Take-over Bid or in support of a competing transaction if the price for that Take-over Bid or value under that competing transaction is at least 5% higher or, if the original Take-over Bid is a partial Take-over Bid, the Take-over Bid price or competing transaction value is at least as high as the original Take-over Bid, but the Take-over Bid or competing transaction is for at least 5% more Trust Units than the original Take-over Bid. In addition, the Rights Plan provides that a permitted lock-up agreement cannot provide for a break-up fee in excess of 2.5% of the value payable under the Take-over Bid to those Unitholders who are party to the lock-up agreement.

REDEMPTION AND WAIVER

         The Board of Directors may, at its option, at any time prior to the occurrence of a Flip-in Event, elect to redeem all but not less than all of the Rights at a redemption price of $0.00001 per Right (the "REDEMPTION PRICE"), appropriately adjusted in the event that an event analogous to those described above under "Protection Against Dilution" shall have occurred. Rights will be deemed to automatically be redeemed at the Redemption Price where a person acquires Trust Units (other than the offeror's Trust Units) pursuant to a Permitted Bid, a Competing Bid or an exempt acquisition provided for in the Rights Plan. If the Board of Directors elects or is deemed to have elected to redeem the Rights, the right to exercise the Rights will terminate and each Right will after redemption be null and void and the only right thereafter of the holders of Rights shall be to receive the Redemption Price.

         Under the Rights Plan, the Board of Directors has the discretion to waive the application of the Rights Plan to a Take-over Bid made by way of Take-over Bid circular to all holders of Trust Units; provided that the application of the Rights Plan will then be automatically waived for every other Take-over Bid made by way of Take-over Bid circular to all holders of Trust Units.

         The Board of Directors of the Trust may also, prior to the close of business on the tenth day after the first date of public announcement indicating that a person has become an Acquiring Person, waive or agree to waive the application of the Rights Plan to an inadvertent Flip-in Event, provided that:
(i) the Board of Directors determines that the person became an Acquiring Person by inadvertence and without any intention to become, or knowledge that it would become, an Acquiring Person; and (ii) such acquiring Person has reduced its Beneficial Ownership of Trust Units such that at the time of the granting of a waiver such person is no longer an Acquiring Person or has entered into an agreement with the Trust to do so within 30 days.

AMENDMENTS TO THE RIGHTS PLAN

         The Rights Plan provides that prior to ratification by Unitholders, the Board of Directors may in its sole discretion supplement or amend the Rights Plan. Once the Rights Plan has been ratified by the Unitholders, however, any amendments or supplements to its terms will normally require Unitholder approval. All changes to the provisions of the Rights Plan relating to the Rights Agent require the written concurrence of the Rights Agent.

TERM

         Assuming that the Rights Plan Resolution is adopted at the Meeting, the term of the Rights Plan ends on the date of the Trust's Annual Meeting of Unitholders in the year 2005, at which time the Rights expire unless they are terminated, redeemed or exchanged earlier by the Board of Directors.

6.       APPROVAL OF TRUST UNIT CONSOLIDATION

         The Declaration of Trust provides that prior approval of the Unitholders by means of a resolution passed by the affirmative votes of the holders of not less than 66% of the Trust Units represented at a Unitholder meeting (a "SPECIAL RESOLUTION MAJORITY") is required in respect of any proposed subdivision or consolidation of Trust Units by the Trustee.

         The Board of Directors have been evaluating the potential of listing the Trust Units on the New York Stock Exchange (the "NYSE") and in that context have determined that a Trust Unit consolidation may be advisable in conjunction with that listing. The NYSE listing requirements strongly recommend that the securities of an entity seeking a listing on the NYSE have a minimum market value of US$5.00 per security. Depending upon what point in time the Board of Directors determine to proceed with the listing process, the market value of the Trust Units may not be sufficient to satisfy this threshold. A Trust Unit consolidation would alleviate that concern by reducing the number of outstanding Trust Units resulting in a corresponding increase in the market price of each remaining Trust Unit.

         The Board of Directors has not yet determined whether to proceed with a NYSE listing application and, in that regard, has not yet determined whether a consolidation of the Trust Units would be appropriate. However, permitting the Board of Directors to effect a Trust Unit consolidation without seeking further Unitholder approval at the appropriate time will enable the Board of Directors to quickly implement any consolidation that becomes necessary in the circumstances.

         The Board of Directors have approved and recommend to the Unitholders for approval by them at the Meeting, a special resolution requiring the Trustee to consolidate the Trust Units upon the direction of the Board of Directors without the necessity of obtaining further Unitholder approval by Special Resolution Majority, provided that: (a) such consolidation has been determined by the Board of Directors to be advisable in conjunction with a listing of the Trust Units on the NYSE; and (b) the consolidation ratio does not exceed 4:1.

         The form of the special resolution is set forth in Appendix "B".


                              PERFORMANCE ANALYSIS

         The following graph compares the cumulative total unitholder return (assuming a $100 investment in the Trust Units) with the cumulative total return of the TSE 300 Composite Total Return Index and the TSE Oil & Gas Producers Total Return Index, assuming the reinvestment of distributions, where applicable, for the comparable period. The total unitholder return shown in the following graph is based on a first instalment payment of $6.00 per Trust Unit at the time of the Trust's initial public offering on October 16, 1996 and assumes that the $4.00 final instalment payment was made by Unitholders in 1997 and on or before October 16, 1997, as was required of Unitholders who had acquired Trust Units on an instalment payment basis.

====================== =============== ============== ============== =============== =============== =================
                        December 31,   December 31,   December 31,    December 31,    December 31,     December 31,
       Index                1996           1997           1998            1999            2000             2001
---------------------- --------------- -------------- -------------- --------------- --------------- -----------------
     PrimeWest              $100          $86.60         $58.16          $90.53         $151.95          $142.93
      TSE 300               $100          114.98         113.16          149.04          160.08           139.96
   TSE Oil & Gas            $100           89.54          62.31           76.34          111.82           115.61
     Producers
====================== =============== ============== ============== =============== =============== =================

                                [CHART OMITTED]



                             EXECUTIVE COMPENSATION

         PrimeWest's officers received no direct compensation from PrimeWest in 2001. However, all officers of PrimeWest are also officers of the Manager and were compensated by the Manager. Pursuant to the Management Agreement, the Manager is reimbursed by PrimeWest and the Trust for all of its general and administrative expenses, including executive compensation. A more detailed description of this arrangement can be found under the heading "Interest of Insiders in Material Transactions and Management Contracts".

REPORT ON EXECUTIVE COMPENSATION

         The Independent Directors act as the Corporate Governance and Compensation Committee for PrimeWest and the Trust. Pursuant to the terms of the Management Agreement the compensation paid to the senior officers of the Manager is subject to the approval of the Board of Directors. The Independent Directors have reviewed the compensation structure of the Manager with respect to its executive officers to ensure that the Manager is able, and continues to be able, to attract and retain quality and experienced individuals to its management team and to motivate these individuals to perform to the best of their ability and in the best interests of the Trust.

         Employees of the Manager, including executives, participate in a group registered retirement savings plan (the "EMPLOYEE GROUP RRSP") set up by the Manager. The Employee Group RRSP is administered on behalf of the participants by Canada Life. Under the terms of the Employee Group RRSP, the Manager contributed 7% of the base salary paid to an employee in calendar 2001 to the plan on behalf of the employee. Contributions to the Employee Group

RRSP vest immediately and there are no plan restrictions on employees in respect of the withdrawal or transfer of funds contributed to the plan on their behalf.

         Employees of the Manager, including executives, also participate in a short term incentive plan (the "SHORT TERM INCENTIVE PLAN") under which annual cash bonuses are payable to employees in an amount to be determined based on a combination of individual and Trust performance. Payments under the plan are made at the end of February of each year. The maximum amount payable in calendar 2001 under the Short Term Incentive Plan for executives, other than the chief executive officer and chief operating officer, was 50% of base salary. The maximum amount payable in calendar 2001 under the Short Term Incentive Plan for the chief executive officer and chief operating officer was 60% of base salary. Fifty percent of the amount of the executive officers bonus under the Short Term Incentive Plan is determined strictly on the basis of the Trust meeting operational and distribution targets set by the Board of Directors at the beginning of each calendar year. The balance of any such bonus is determined based on individual performance. In the case of executives, other than the chief executive officer, individual performance is assessed by the chief executive officer. The chief executive officer's individual performance is assessed by the Board of Directors.

         Unit Appreciation Rights under the Trust Unit Incentive Plan are granted at the discretion of the Board of Directors to executive officers from time to time as a long term performance incentive. Subject to the discretion of the Board of Directors, the Manager has adopted a policy for future grants of new Unit Appreciation Rights to employees, including the executive officers, on a semi-annual basis. Under the terms of the Trust Unit Incentive Plan, participating executive officers may be eligible to receive Trust Units or a cash payment, based on the total return to Unitholders (measured by both changes in Trust Unit prices and cash distributions made to Unitholders) being in excess of a threshold of five percent per annum.

         The Corporate Governance and Compensation Committee and the Manager undertake an independent review of the compensation package of its executive officers annually with a view to ensuring that the compensation paid to its executive officers is commensurate with compensation packages provided by operating Canadian oil and gas companies and royalty trusts of a similar size and capitalization and with a similar performance to that of the Trust on an ongoing basis.

SUMMARY COMPENSATION TABLE

         The following table sets forth information concerning the total compensation paid to "named executive officers" of the Manager for which the Manager was reimbursed by PrimeWest or the Trust during the year ended December 31, 2001. Aspects of this compensation are dealt with in the following tables.

========================= ========= ============================================== =============================== =================
                                                 Annual Compensation                   Long-Term Compensation
                                    ---------------------------------------------- -------------------------------
                                                                                        Awards        Payouts
                                                                                   ------------------ ------------
                                                                                         Unit
                                                                  Other Annual       Appreciation                      All Other
   Name and Principal                 Salary         Bonus        Compensation      Rights Granted       LTIP        Compensation
      Position(5)           Year(1)     ($)         ($)(2)           ($)(3)             (#)(4)        Payouts ($)         ($)
------------------------- --------- ------------ -------------- ------------------ ------------------ ------------ -----------------
Kent J. MacIntyre            2001     300,000      106,343(8)         27,796            270,833            --               --
Chief Executive Officer      2000     275,000       67,254            20,116            199,721            --               --
                             1999     275,000       45,000           154,475(6)         199,275            --               --
------------------------- --------- ------------ -------------- ------------------ ------------------ ------------ -----------------
D. Hugh Gillard(7)           2001      25,490       83,336           731,087               --          2,437,404            --
President & COO              2000     250,000       60,390            36,066            231,826          137,026            --
                             1999     238,984          0              16,274            247,525            --               --
------------------------- --------- ------------ -------------- ------------------ ------------------ ------------ -----------------
Donald A. Garner(7)          2001     172,727          0(8)           13,679            334,375            --               --
President & COO
------------------------- --------- ------------ -------------- ------------------ ------------------ ------------ -----------------
Tim Granger                  2001     184,000       55,737(8)         16,942             79,568          196,175            --
Vice President,              2000     177,083       16,898            15,770             77,869           25,211            --
Production                   1999      96,591          0               7,170             64,394             --              --
------------------------- --------- ------------ -------------- ------------------ ------------------ ------------ -----------------
Ronald Ambrozy               2001     157,500       68,107(8)         13,936             70,944           70,024            --
Vice President,              2000     145,832       26,960            13,658             54,474          122,819            --
Corporate Development        1999     137,500       19,000            13,324             50,182             --              --
------------------------- --------- ------------ -------------- ------------------ ------------------ ------------ -----------------
Susan M. Duncan              2001     147,300       39,593            14,206             51,146             --              --
Vice President, Finance      2000     142,083       25,960            13,387             39,944          182,838            --
                             1999     137,500       14,000            22,629             49,819             --              --
========================= ========= ============ ============== ================== ================== ============ =================

NOTES:

(1) Mr. Gillard became an employee effective January 18, 1999 and Mr. Granger became an employee effective June 8, 1999. Mr. Garner became an employee effective June 1, 2001.

(2) Amounts include payments under the Short Term Incentive Plan and are based on a combination of individual and Trust performance in the previous fiscal year.

(3) Amounts include benefits paid to the employees such as the Group RRSP and other taxable amounts.

(4) The Unit Appreciation Rights are described below. See "Executive Compensation - Unit Appreciation Rights".

(5) Certain officers indirectly hold economic interests in the Manager and accordingly receive an indirect benefit through amounts paid to the Manager. See "Interest of Insiders in Material Transactions and Management Contracts".

(6)      Of this amount $133,500 relates to a bonus for 1997 paid in 1999.

(7) On January 9, 2001, the Trust announced that Mr. Gillard had resigned as President, Chief Operating Officer and Director of PrimeWest Energy Inc. On June 1, 2001, the Trust announced that Mr. Garner had been appointed President and Chief Operating Officer of the Corporation.

(8) The amounts disclosed represent payments made under the Short Term Incentive Plan during 2001, but earned and based on individual and Trust performance in 2000; see Note (2) above. The amounts earned under the Short Term Incentive Plan for 2001 and paid in 2002 are as follows:
         Mr. MacIntyre ($60,000), Mr. Garner ($60,000), Mr. Granger ($75,000)
         and Mr. Ambrozy ($16,500).

UNIT APPRECIATION RIGHTS

         Except as set out below, no options or other Trust Unit rights have been granted to any officer of PrimeWest or the Manager. Under the terms of the Trust Unit Incentive Plan, personnel entitled to participate in the plan will be entitled to exercise the unit appreciation rights ("UNIT APPRECIATION RIGHTS") granted to them in one-third increments over each of the first three anniversaries of the effective date of the grant thereof. The following table sets forth certain information relating to the Unit Appreciation Rights issued to the named executive officers under the Trust Unit Incentive Plan, during the year ended December 31, 2001.

============================ =================== ================== ==================== ===================== =====================
           Name                     Unit          % of Total Unit      Base Price of       Market Value of        Expiration Date
                                Appreciation       Appreciation         Trust Units          Trust Units
                                   Rights         Rights Granted      underlying Unit      Underlying Unit
                                  Granted        in Fiscal Period   Appreciation Rights  Appreciation Rights
                                    (#)                                  ($/Unit)        on the Date of Grant
                                                                                               ($/Unit)
---------------------------- ------------------- ------------------ -------------------- --------------------- ---------------------
Kent J. MacIntyre                 270,833               10                 $7.20                $7.20             October 16, 2007
---------------------------- ------------------- ------------------ -------------------- --------------------- ---------------------
Hugh Gillard(2)                      --                 --                   --                   --                     --
---------------------------- ------------------- ------------------ -------------------- --------------------- ---------------------
Donald A. Garner(2)               234,375                9                 $9.60                $9.60               June 5, 2007
                                  100,000                4                 $6.74                $6.74             November 21, 2007
---------------------------- ------------------- ------------------ -------------------- --------------------- ---------------------
Tim Granger                        31,651                1                 $8.72                $8.72               March 1, 2007
                                   47,917                2                 $9.60                $9.60               June 8, 2007
---------------------------- ------------------- ------------------ -------------------- --------------------- ---------------------
Ronald Ambrozy                     70,024                3                 $7.31                $7.31             October 13, 2007
---------------------------- ------------------- ------------------ -------------------- --------------------- ---------------------
Susan M. Duncan(3)                 51,146                2                 $7.20                $7.20               May 29, 2002
============================ =================== ================== ==================== ===================== =====================


         The following table and the notes thereto set forth information concerning aggregated exercises of Unit Appreciation Rights by the named executive officers during the year ended December 31, 2001 together with the number and value of unexercised Unit Appreciation Rights held by each of the named executive officers as at December 31, 2001.

============================= =================== ================= =============================== ================================
            Name                 Trust Units      Aggregate Value    Unexercised Unit Appreciation        Value of Unexercised
                                 Acquired on          Realized             Rights at Year End        in-the-money Unit Appreciation
                                   Exercise             ($)                       (#)                      Rights at Year End
                                     (#)                                                                           ($)
                                                                    =============================== ================================
                                                                       Vested         Unvested(1)        Vested        Unvested(1)
----------------------------- ------------------- ----------------- -------------- ------------------ -------------- ---------------
Kent J. MacIntyre                    --                  --             984,137          472,399         4,115,264         226,295
----------------------------- ------------------- ----------------- -------------- ------------------ -------------- ---------------
Hugh Gillard(2)                    272,336           2,437,404            --                --              --               --
----------------------------- ------------------- ----------------- -------------- ------------------ -------------- ---------------
Donald A. Garner(2)                  --                  --               --             334,375             0                0
----------------------------- ------------------- ----------------- -------------- ------------------ -------------- ---------------
Tim Granger                         23,636             196,175           25,712          153,634            42,968         179,082
----------------------------- ------------------- ----------------- -------------- ------------------ -------------- ---------------
Ronald Ambrozy                      11,824              70,944          165,194          123,584           640,812          58,011
----------------------------- ------------------- ----------------- -------------- ------------------ -------------- ---------------
Susan M. Duncan(3)                   --                  --             165,864           94,846           663,184          56,573
============================= =================== ================= ============== ================== ============== ===============

NOTES:

(1) The board of directors of PrimeWest has the ability to accelerate the vesting of all unvested Unit Appreciation Rights on the occurrence of any one of a number of specified events.

(2) On January 9, 2001, the Trust announced that Mr. Gillard had resigned as President, Chief Operating Officer and Director of PrimeWest Energy Inc. On June 1, 2001, the Trust announced that Mr. Garner had been appointed President and Chief Operating Officer of the Corporation.

(3) During 2001, Ms. Duncan indicated her intention to resign as Vice President, Finance of the Manager effective February 28, 2002.

COMPENSATION OF DIRECTORS

         During the fiscal period ended December 31, 2001, the Chairman of PrimeWest was paid an annual retainer of $15,000 and an additional $1,500 for each Board of Directors meeting attended and each of the other Independent Directors of PrimeWest received an annual retainer of $10,000 and an additional $1,000 for each Board of Directors meeting attended. The chairman of a committee of the Board of Directors was paid $1,500 per committee meeting attended and each member of a committee was paid $1,000 per committee meeting attended.

         Effective January 1, 2002 a revised compensation program for members of the Board of Directors was adopted. The Chairman of the Board will receive an annual retainer of $35,000 and an additional retainer of $1,500 for each Board of Directors meeting attended. Committee Chairmen will receive an annual retainer of $7,500 and $1,500 for each committee meeting attended, and Independent Directors will receive an annual retainer of $15,000 and $1,200 for each meeting of the Board of Directors attended. Finally, Committee Members will receive an annual retainer of $2,500 and $1,200 for each committee meeting attended.

         In addition, each Independent Director has been granted a total of 27,083 Unit Appreciation Rights under the Trust Unit Incentive Plan during the fiscal period ended December 31, 2001. The Independent Directors receive an annual grant of a number of Unit Appreciation Rights determined by the formula applicable to Independent Directors. Mr. Emes is a partner of Stikeman Elliott, which firm receives fees for legal services rendered to

PrimeWest and the Trust. Mr. Milavsky is the Chairman of five publicly listed mutual fund trusts (the "Citadel Funds") and receives remuneration for acting in such capacity. Mr. MacIntyre owns a controlling interest in each of the corporate administrators of the Citadel Funds.

LIABILITY INSURANCE OF DIRECTORS AND OFFICERS

         PrimeWest maintains directors' and officers' liability insurance coverage for losses to PrimeWest if it is required to reimburse directors and officers, where permitted, and for direct indemnity of directors and officers where corporate reimbursement is not permitted by law. The insurance protects PrimeWest against liability (including costs), subject to standard policy exclusions, which may be incurred by directors and/or officers acting in such capacity for PrimeWest. All directors and officers of PrimeWest are covered by the policy and the amount of insurance applies collectively to all.


     INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS AND MANAGEMENT CONTRACTS

         Computershare Trust Company of Canada is the Trustee and also acts as the transfer agent for the Trust Units. The Trustee is paid a reasonable fee in connection with the administration of the Trust and is also reimbursed for all of its expenses properly incurred, as agreed by the Trustee and PrimeWest.

         PrimeWest is a corporation established under the laws of the Province of Alberta. PrimeWest has granted a 99% net profits royalty to the Trust on all oil and gas properties owned now and in the future by PrimeWest.

         The Manager is a corporation established under the laws of the Province of Alberta whose business is restricted to managing the oil and gas properties owned, directly and indirectly, by PrimeWest and the Trust and to managing PrimeWest, the Trust and their subsidiaries, all pursuant to the provisions of the Management Agreement. A description of the compensation received by the Manager for providing management services to PrimeWest and the Trust is set out below.

         All of the shares of the Manager are held by Canadian Income Fund Group Inc., a corporation wholly-owned by Mr. MacIntyre, although certain present and past officers of the Manager and their family members have economic interests therein. The Manager is effectively controlled by Mr. MacIntyre.

         Mr. Emes, a director of PrimeWest, and Mr. Bruvall, the Secretary of PrimeWest and the Manager, are partners in Stikeman Elliott, a law firm which provides legal services to the Trust, PrimeWest and the Manager.

MANAGEMENT FEES

         Pursuant to the Management Agreement, the Manager receives (a) a management fee, payable on the 15th day following each March 31, June 30, September 30 and December 31 equal to 2.5% of the total of Net Production Revenue (as defined therein) plus Alberta royalty tax credit, if any, less Crown royalties and other Crown charges attributable to the properties of

PrimeWest, the Trust or their subsidiaries; and (b) quarterly incentive payments. The quarterly incentive payments for the year ended December 31, 2001 amounted to 239,471 Trust Units. The incentive payments are adjusted quarterly based on the total issued and outstanding Trust Units so that the quarterly incentive payments will be in the same proportion as 12,500 is to the outstanding Trust Units on the closing of the initial public offering of the Trust.

ACQUISITION AND DISPOSITION FEES

         The Manager is paid an acquisition fee equal to 1.5% of the purchase price of any assets acquired by PrimeWest, the Trust or their respective subsidiaries. In the event that PrimeWest, the Trust or any subsidiary disposes of any assets, the Manager receives a disposition fee equal to 1.25% of the sale price of the properties sold. In the case of asset exchanges or swaps, the Manager receives the 1.5% acquisition fee up to the purchase price of any assets acquired and receives the 1.25% disposition fee to the extent the value of the assets being disposed of exceeds the value of the assets being acquired. During the year ended December 31, 2001, an aggregate of $12,960,943 in acquisition and disposition fees was paid to the Manager.

GENERAL AND ADMINISTRATIVE COSTS

         The Manager is reimbursed for all of its general and administrative costs by either PrimeWest or the Trust. Overhead recoveries by PrimeWest as operator of those properties which are operated by PrimeWest are used to offset general and administrative costs incurred by the Manager.

RESIDUAL ROYALTY INCOME

         Pursuant to the Unanimous Shareholder Agreement, the Manager is entitled to receive a dividend on the Class B Common Shares of PrimeWest equal to approximately one percent (1%) of the net production revenue attributable to the oil and gas properties owned by PrimeWest, the Trust or their subsidiaries. The Manager is entitled to receive payment of such dividends on a quarterly basis. The one percent (1%) royalty was $3,448,000 in 2001.

TOTAL COMPENSATION FOR THE YEAR ENDED DECEMBER 31, 2001

         In total, the Manager was entitled to $21,210,943, inclusive of acquisition and disposition fees and the 239,471 Trust Units issued to the Manager as the quarterly incentive payments (which were given a value equal to the closing price of Trust Units on The Toronto Stock Exchange on the date of issuance), for services provided under, and pursuant to, the Management Agreement and the Unanimous Shareholder Agreement during the year ended December 31, 2001. These amounts reflect in part compensation to the Manager for taking the initiative in setting up and organizing PrimeWest and the Trust and acquiring the initial properties purchased by PrimeWest.


                              CORPORATE GOVERNANCE

         The Board of Directors and senior management consider good corporate governance to be central to the effective and efficient operation of PrimeWest and the Trust and fully support the Guidelines for Corporate Governance as set forth by The Toronto Stock Exchange (the "TSE GUIDELINES"). The TSE Guidelines are addressed below.

COMPOSITION OF THE BOARD OF DIRECTORS AND INDEPENDENCE

         An "unrelated" director for the purposes of the TSE Guidelines is a director who is free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director's ability to act in the best interests of the corporation, other than interests arising from shareholdings. In defining an unrelated director, the TSE Guidelines placed emphasis on the ability of a director to exercise objective judgment, independent of management. The TSE Guidelines also made an informal distinction between inside and outside directors. The TSE Guidelines consider an inside director a director who is an officer or employee of the corporation or any of its affiliates.

         The composition of the Board of Directors is prescribed by the Unanimous Shareholder Agreement, which provides that a number of directors equal to the number of directors nominated by the Trust less one (presently Mr. MacIntyre) are to be the nominee of the Manager. Mr. MacIntyre is an officer of PrimeWest and the Manager and is not an independent director. Four directors (presently Messrs. Emes, Kvisle, O'Brien and Milavsky) are nominees of the Trust pursuant to the Unanimous Shareholder Agreement. The four nominees of the Trust are independent directors. Although Mr. Emes is a partner in a law firm which provides services to PrimeWest, the Board of Directors does not believe that this interferes in any way with Mr. Emes' ability to act with a view to the best interests of PrimeWest. Pursuant to the terms of the Unanimous Shareholder Agreement, an independent director is to be elected the chairman of the Board of Directors by the directors from among their number. Mr. Milavsky is the independent director so elected as chairman.

         PrimeWest does not provide formal education programs for new directors, but does provide such orientation and information as individual directors may request. All directors, notwithstanding the manner in which they were nominated, are required to act in the best interests of PrimeWest. Although Mr. Milavsky is the Chairman of the Citadel Funds, the Board of Directors does not believe that this interferes in any way with Mr. Milavsky's ability to act as Chairman of the Board of Directors nor with his ability to act with a view to the best interests of PrimeWest.

BOARD COMMITTEES

         The Board of Directors has an Audit Committee and a Corporate Governance and Compensation Committee, which are both made up of the Independent Directors, all of which are outside directors as required by the TSE Guidelines. The Audit Committee also functions as the Board of Directors' Reserves Committee. The Corporate Governance and Compensation Committee also serves as the Board of Directors' Health, Safety and Environment Committee. PrimeWest believes that the size of the Board of Directors is sufficiently small that certain matters that might otherwise be delegated to committees can be dealt with effectively by the entire Board of Directors. The Board of Directors as a whole has reviewed the compensation of the directors in light of their risks and responsibilities, as required by the TSE Guidelines. In addition, the Board of Directors has the ability to function independently of management and has the ability to engage outside advisors, at PrimeWest's expense, should the Board of Directors or individual directors so wish, as specified in the TSE Guidelines.

DELEGATION OF AUTHORITY

         The Management Agreement dictate the role of the Board of Directors of PrimeWest as supervisor of the Manager, as manager of PrimeWest and the Trust, and as the Trustee's delegate. The Board of Directors is responsible under applicable law for the management of the business and affairs of PrimeWest and consequently ensuring that the Manager fulfils its obligations under that agreement. The Board of Directors retains all powers which are not expressly delegated to the Manager.


                           APPROVAL AND CERTIFICATION

         The contents and mailing of this Management Proxy Circular have been approved by the directors of PrimeWest.

         The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

DATE:  April 23, 2002.


                             PRIMEWEST ENERGY TRUST
                    BY: PRIMEWEST MANAGEMENT INC., AS MANAGER



/s/ Kent J. MacIntyre                         /s/ Dennis G. Feuchuk
------------------------------------          ---------------------------------
Director and Chief Executive Officer          Vice President, Finance and Chief
                                              Financial Officer

                                  APPENDIX "A"



A.       Unitholder Rights Plan Reconfirmation Resolution

         BE IT RESOLVED THAT:

         1. The Unitholder Rights Plan Agreement dated as of March 31, 1999 between PrimeWest Energy Trust (the "TRUST") and the Trust Company of Bank of Montreal, as amended and restated as of April 5, 2002, between the Trust and Computershare Trust Company of Canada, be and the same is hereby reconfirmed and approved.

         2. Any director or officer of PrimeWest Energy Inc. be and is hereby authorized to execute and deliver all documents and to do all other acts and things necessary or desirable to give effect to this resolution and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of any such documents or instruments and the taking of any such actions.

                                  APPENDIX "B"



A.       Trust Unit Consolidation Resolution

         BE IT RESOLVED THAT:

         1. Pursuant to Section 11.6(d) of the Declaration of Trust dated as of the 2nd day of August, 1996 and restated as of October 26, 2001 (the "DECLARATION OF TRUST") between PrimeWest Energy Inc. ("PRIMEWEST") and Computershare Trust Company of Canada (the "TRUSTEE"), the consolidation of units ("TRUST UNITS") of PrimeWest Energy Trust (the "TRUST") by the Trustee upon the direction of the board of directors of PrimeWest (the "BOARD OF DIRECTORS") be and the same is hereby adopted, approved, ratified and confirmed, provided that: (a) such consolidation has been determined by the Board of Directors to be advisable in conjunction with a listing of the Trust Units on the New York Stock Exchange; and (b) the consolidation ratio does not exceed 4:1.

         2. Any director or officer of PrimeWest be and is hereby authorized to execute and deliver all documents and to do all other acts and things necessary or desirable to give effect to this resolution and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of any such documents or instruments and the taking of any such actions.